BLACK HILLS CORPORATION

PO Box 1400 • 625 Ninth Street Rapid City, SD 57709 Phone: 605-721-1700 Fax: 605-721-2599 www.blackhillscorp.com	Investor Relations Contact: Jeff Berzina 605-721-2346	Media Contact: Barbara Zar 605-721-2366

Black Hills Corp. Completes Sale of

Seven Independent Power Plants

RAPID CITY, S.D., July 11, 2008 — Black Hills Corp. (NYSE: BKH) today announced it has completed the $840 million sale of seven independent power production gas-fired plants to affiliates of Hastings Funds Management and IIF BH Investment, a subsidiary of an investment entity advised by JPMorgan Asset Management.

The net proceeds from this IPP sale are expected to eliminate Black Hills’ need to issue equity to finance the pending acquisition of Aquila’s electric utility in Colorado and four natural gas utilities in Colorado, Iowa, Kansas and Nebraska.

“Our sale process was comprehensive, and we believe this sale of select IPP assets produced excellent value for our shareholders,” said David R. Emery, chairman, president and chief executive officer for Black Hills Corp.

“We will remain an active participant in the IPP business. We excel in planning, permitting, constructing and operating reliable and efficient power plants. The latest demonstration of our capabilities is the Valencia facility, a 149 megawatt gas-fired power plant in New Mexico, which went into operation ahead of schedule and below budget on May 30.

“In addition, our expert power generation staff will focus on the ongoing construction of the Wygen III power plant near Gillette, Wyo., for our regulated electric utility, Black Hills Power. After the close of the Aquila utility acquisition, and with Colorado Public Utilities Commission approval, we also intend to pursue the permitting and construction of generating facilities to serve our Colorado electric utility customers.”

The IPP sale received regulatory approval from the Federal Energy Regulatory Commission, antitrust clearance under the Hart-Scott-Rodino Act, and completion of a federal review by the Committee on Foreign Investment in the United States.

This sale completed a process that began when the company announced in October 2007 that its board of directors had approved a strategic review, including potential divestiture, of some of its independent power production plants located throughout the western United States. Following a multi-

month strategic review and auction process, the company announced in April 2008 it had entered into a definitive agreement with affiliates of Hastings and IIF to sell the seven IPPs with a total capacity of 974 megawatts.

The following power plants were included in the sale:

Asset (State)	Capacity (net megawatts)
Fountain Valley (Colorado)	240
Las Vegas II (Nevada)	224
Valencia (New Mexico)	149
Arapahoe (Colorado)	130
Harbor Cogeneration (California)	98
Valmont (Colorado)	80
Las Vegas I (Nevada)	53
Total	974

The following power plants remain with the company in the power generation business segment of our non-regulated energy business unit after the sale:

Asset (State)	Capacity (net megawatts)
Wygen I (Wyoming)*	90
Gillette Combustion Turbine (Wyoming)	40
Ontario Cogeneration (California)	12
Rupert and Glenns Ferry Cogeneration (Idaho)**	11
Power fund investments (various locations)	5
Total	158
* Mine-mouth coal-fired baseload generation ** Capacity represents the Company’s 50 percent interest in the two power plants

EARNINGS GUIDANCE

With the two largest transactions in our history being completed or nearing completion, the company expects to issue revised earnings guidance for 2008 and 2009 within 60 days of the Aquila transaction closing. Early in the second quarter of 2008, the company suspended any revisions to previously issued earnings guidance due to uncertainty in the timing of the Aquila transaction closing, which was originally expected in the first quarter of 2008, and the impact of today’s sale of seven independent power production facilities.

INVESTOR CALL

Black Hills intends to conduct a conference call and webcast after the close of the Aquila transaction, and more information will be provided at the time we announce that closing.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation is a diversified energy company. Its utility businesses serve western South Dakota, northeastern and southeastern Wyoming, and southeastern Montana. The corporation’s non-regulated energy businesses generate electricity, produce natural gas, oil and coal, and market energy. Learn more at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2007 Annual Report on Form 10-K filed with the SEC, Item IA of Part II of our March 31, 2008 Quarterly Report on Form 10-Q, and the following:

• Our ability to complete acquisitions for which definitive agreements have been executed;

• Our ability to obtain favorable regulatory rulings when we seek to secure cost recovery for utility operations; when we make periodic applications to recover costs for fuel and purchased power; and when we seek to add power generation assets into our rate base;

• Our ability to successfully integrate and profitably operate any future acquisitions;
• Our ability to complete the planning, permitting, construction, start up and operation of power generating facilities in a cost-effective and timely manner;
• Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment; and
• Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

###